Exhibit 8.2

October 23, 2015

Anthem, Inc. 120 Monument Circle Indianapolis, Indiana 46204 Attention: General Counsel
Ladies and Gentlemen:

We are acting as counsel to Anthem, Inc., in connection with the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) dated as of July 23, 2015 among Anthem, Inc., an Indiana corporation (“Anthem”), Anthem Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of Anthem (“Merger Sub”), and Cigna Corporation, a Delaware corporation (“Cigna”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Cigna with Cigna surviving as a direct wholly owned subsidiary of Anthem (the “Merger”). If the 368 Opinions are delivered prior to the Effective Time, Cigna will, immediately following the Merger, merge with and into Anthem, with Anthem surviving (the “Second Merger” and, together with the Merger, the “Mergers”), as described in the registration statement jointly filed by Cigna and Anthem with Securities and Exchange Commission on Form S-4 (Registration No. 333-207218) under the Securities Act of 1933 (the “Joint Proxy Statement”). At your request and in connection with the Joint Proxy Statement, we are rendering our opinion concerning certain U.S. federal income tax consequences of the Mergers. Any capitalized term used and not defined herein has the meaning given to such term in the Merger Agreement.

In providing our opinion, we have examined the Merger Agreement, the Joint Proxy Statement, and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, for purposes of the opinion set forth below, we have relied, with the consent of Anthem, upon the accuracy and completeness of the statements and representations contained in the representation letters dated this day of (i) Anthem (together with Merger Sub) and (ii) Cigna (the “Representation Letters”), and we have assumed, with your consent, that the Representation Letters will be true, correct, and complete as of the Effective Time without regard to any qualification as to knowledge, belief, or expectation.

Anthem, Inc.

October 23, 2015

We have also assumed, with your consent, that (i) the transactions contemplated by the Merger Agreement, including both the Merger and the Second Merger, will be consummated in accordance with the provisions of the Merger Agreement and as described in the Joint Proxy Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transactions and the parties thereto set forth in the Merger Agreement, the Second Merger Agreement, and the Joint Proxy Statement are, and will be, at all times up to and including the Effective Time, true, complete, and correct, (iii) any statements and representations made in the Representation Letters “to the knowledge of” any person, qualified as to expectation, or otherwise similarly qualified are and will be true, complete, and correct without such qualification, (iv) any cash paid to dissenting holders of Cigna Common Stock and any other cash payments made to holders of Cigna Common Stock as part of a plan with the Merger, when combined with the Cash Consideration, will not exceed sixty percent (60%) of the value of the aggregate consideration received by holders of Cigna Common Stock in the Merger (based on the fair market value of Anthem Common Stock on the business day before the Merger Agreement was executed), (v) the parties to the Merger Agreement have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement, and (vi) the Merger and the Second Merger will each qualify as a merger under applicable law. If any of the above described assumptions are untrue for any reason or if the transactions are consummated in a manner that is different from the manner described in the Merger Agreement or the Joint Proxy Statement, our opinion as expressed below may be adversely affected.

Opinion

Our opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations issued thereunder, administrative rulings, judicial decisions, and other applicable authorities, all as in effect and available on the date hereof. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, possibly with retroactive effect, or differing judicial or administrative interpretations, which could affect the tax consequences described herein. In addition, there can be no assurance that positions contrary to those stated in our opinion may not be asserted by the Internal Revenue Service, and no rulings will be obtained from the Internal Revenue Service concerning the matters described in this opinion.

Based upon and subject to the foregoing and to the assumptions and limitations set forth herein and in the Joint Proxy Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger”, we hereby state that the material U.S. Federal income tax consequences of the Mergers to holders of Cigna Common Stock set forth in the discussion under the caption “Material U.S. Federal Income Tax Consequences of the Merger” are our opinion.

Any change in applicable laws or the facts and circumstances surrounding the transactions, or any inaccuracy in the statements, facts, assumptions, or representations upon which we have relied, may adversely affect the continuing validity of the foregoing opinion. We assume no responsibility to inform Anthem of any such change or inaccuracy that may occur or come to our attention. Except for the opinion set forth above, we express no opinion as to any other tax consequences of the Mergers to any party under U.S. federal, state, local, or foreign laws.

Anthem, Inc.

October 23, 2015

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.2 to the Joint Proxy Statement. We also consent to the references to our firm under the captions “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Joint Proxy Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ White & Case LLP

WHITE & CASE LLP

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